Exhibit 8.1

[COOLEY GODWARD LLP LOGO]	ATTORNEYS AT LAW 101 California Street 5th Floor San Francisco, CA 94111-5800 Main 415 693-2000 Fax 415 693-2222 www.cooley.com SUSAN COOPER PHILPOT (415) 693-2078 philpotsc@cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 Washington, DC 202 842-7800

August 25, 2006

TorreyPines Therapeutics, Inc.
11085 North Torrey Pines Road
Suite 300
La Jolla, CA 92037

Re: Agreement and Plan of Merger and Reorganization by and among Axonyx, Inc., Autobahn Acquisition, Inc., and TorreyPines Therapeutics, Inc., dated as of June 7, 2006

Ladies and Gentlemen:

        We have acted as counsel to TorreyPines Therapeutics, Inc., a Delaware corporation ("TorreyPines"), in connection with the proposed merger (the "Merger") of Autobahn Acquisition, Inc., ("MergerSub"), a Delaware corporation and wholly-owned subsidiary of Axonyx Inc. ("Axonyx") with and into Torrey Pines pursuant to the Agreement and Plan of Merger and Reorganization dated as of June 7, 2006, by and among Axonyx, Merger Sub and TorreyPines (the "Merger Agreement"). This opinion is being delivered in connection with Axonyx's Joint Proxy Statement/Prospectus on Form S-4, as amended, relating to the proposed Merger pursuant to the Merger Agreement (the "Joint Proxy Statement/Prospectus"), to which this opinion appears as an exhibit. Capitalized terms not defined herein have the meanings specified in the Merger.

        In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Joint Proxy Statement/Prospectus, (iii) representations by Axonyx and Merger Sub and by TorreyPines in their respective letters which will be delivered to us at the time of the closing substantially in the forms attached to the Merger Agreement as exhibits (the "Representation Letters"), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

        In addition, we have assumed, with your consent, that:

          1.     Original documents (including signatures) are authentic and documents submitted to us as copies confirm to the original documents;

          2.     The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Joint Proxy Statement/Prospectus, and the Merger will be effective under the laws of the State of Delaware;

          3.     All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at all times up to and including the Effective Time;

          4.     Any statements made in any of the documents referred to herein "to the knowledge of" or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

          5.     The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Joint Proxy Statement/Prospectus.

        Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Information Statement/Prospectus, the statements under the caption "Material United States Federal Income Tax Consequences of the Merger," insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

        In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

          1.     This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Futhermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

          2.     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.

        This opinion is rendered only to you, and is solely for your use in connection with the filing by Axonyx of the Joint Proxy Statement/Prospectus upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

        We consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to our firm name therein under the captions "The Merger—Tax Treatment of the Merger," "The Merger Agreement—Conditions to the Completion of the Merger," and "Legal Matters."

Very truly yours,

COOLEY GODWARD LLP

By:
/s/ SUSAN COOPER PHILPOT Susan Cooper Philpot

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